UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Hampton Roads Bankshares, Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
______________________________________________________________________________________
(2) Aggregate number of securities to which transaction applies:
_____________________________________________________________________________________
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined: )
_____________________________________________________________________________________

(4) Proposed maximum aggregate value of transaction:
_____________________________________________________________________________________
(5) Total fee paid
_____________________________________________________________________________________
☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
_____________________________________________________________________________________
(2) Form, Schedule or Registration Statement No.:
_____________________________________________________________________________________
(3) Filing Party:
_____________________________________________________________________________________
(4) Date Filed
_____________________________________________________________________________________

HAMPTON ROADS BANKSHARES, INC.
641 Lynnhaven Parkway
Virginia Beach, Virginia 23452
NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS
To Be Held on: June 11, 2015
To Our Shareholders:
NOTICE IS HEREBY GIVEN that the 2015 Annual Meeting of Shareholders of Hampton Roads Bankshares, Inc. (the “Company”) will be held at the Town Center Club, 222 Central Park Avenue, Suite 230, Virginia Beach, Virginia 23462, on June 11, 2015, at 9:00 a.m., Eastern Time, for the following purposes:
(1)    Election of Directors. To elect eleven director nominees to the Company’s Board of Directors as identified in the Proxy Statement, each to serve as a director for a one-year term.
(2)    Ratification of Accountants. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015.
(3)    Advisory Vote on Executive Compensation. To approve, in an advisory, non-binding vote, the compensation of the Company’s named executive officers disclosed in the Proxy Statement.
(4)    Amendment to Articles of Incorporation to Change the Company's Name. To approve an amendment to the Company's Articles of Incorporation to change the Company's name to "Shore Financial Corporation".
(5)    Other Business. To transact such other business as may properly come before the meeting.
Shareholders of record at the close of business on April 3, 2015, will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.
The Board of Directors unanimously recommends that shareholders vote FOR approval of each of the above items.
By Order of the Board of Directors:
/s/ Paul A. Driscoll
Paul A. Driscoll
Secretary of the Board
May 1, 2015
IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE PROMPTLY OR YOU MAY VOTE YOUR SHARES ONLINE AT WWW.INVESTORVOTE.COM/HMPR OR BY CALLING 1-800-652-8683. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON, EVEN THOUGH YOU HAVE PREVIOUSLY SIGNED AND RETURNED YOUR PROXY OR VOTED ONLINE OR BY TELEPHONE.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 11, 2015:
The Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 are available at: http://www.snl.com/irweblinkx/docs.aspx?iid=4066242.

HAMPTON ROADS BANKSHARES, INC.
641 Lynnhaven Parkway
Virginia Beach, Virginia 23452
PROXY STATEMENT
This proxy statement is being furnished to the shareholders of Hampton Roads Bankshares, Inc. (the “Company”) in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) on behalf of the Company for use at its 2015 Annual Meeting of Shareholders to be held on June 11, 2015 (the “Annual Meeting”), at the time and place described in the accompanying Notice of Annual Meeting and at any adjournment thereof (the “Proxy Statement”). This Proxy Statement and the enclosed proxy card are being mailed to the shareholders of the Company on or about May 1, 2015.
The holders of Company common stock, par value $0.01 per share (“Common Stock”), as of the close of business on the record date, April 3, 2015, will be entitled to be present and to vote at the Annual Meeting. Each share of our Common Stock is entitled to one vote on each matter to be voted at the meeting. There are no other classes of our stock entitled to vote at the meeting. On April 3, 2015 there were 170,697,216 shares of our Common Stock outstanding and entitled to vote. To have a quorum that permits us to conduct business at the Annual Meeting, we require the presence, whether in person or through the prior submission of a proxy, of the holders of Common Stock representing a majority of the shares outstanding and entitled to vote on the record date. The Board of Directors requests that you execute and return the proxy promptly or vote online or by telephone, whether or not you plan to attend the meeting.
The persons named in the proxy card to represent shareholders who are present by proxy at the meeting are Thomas B. Dix III, Executive Vice President, Chief Financial Officer, and Treasurer and Paul A. Driscoll, Senior Vice President, Secretary, and General Counsel.
Use and Revocation of Proxies
If the enclosed proxy is properly executed in time for voting at the Annual Meeting, the shares represented thereby will be voted according to such instructions. If no instructions are given in an executed proxy, the proxy will be voted in favor of all matters up for consideration at the Annual Meeting and in the discretion of the proxy holders as to any other matters which may properly come before the meeting. Proxies will extend to, and will be voted at, any properly adjourned session of the Annual Meeting, unless otherwise revoked.
Execution of a proxy will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Any shareholder who has voted but for any reason desires to revoke such vote may do so at any time before the proxy is exercised by filing with the Secretary of the Company an instrument revoking it, executing and returning a proxy bearing a later date, submitting a later-dated vote online or by telephone or by attending the Annual Meeting and voting in person. If your shares are held in "street name" by your bank or broker, please follow the instructions enclosed with this Proxy Statement for instructions on how to vote, change your vote, or revoke your proxy. Please also note that "street name" holders who wish to vote in person at the Annual Meeting must first obtain a legal proxy from the record holder.
Solicitation of Proxies
We will bear the cost of soliciting proxies, which will be solicited primarily by mail. Proxies may also be solicited by our directors and employees personally, and by telephone, facsimile, or other means. No additional compensation will be paid to these individuals for proxy solicitation nor is it expected to result in more than a minimal cost to us. We may make arrangements directly with banks, brokerage houses, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of our Common Stock held of record by them and to obtain authorization for the execution of proxies. We expect to reimburse these institutional holders for their reasonable expenses in connection with these activities.

Abstentions and Broker Non-Votes
A shareholder may abstain or (only with respect to the election of directors) withhold his vote (collectively, “Abstentions”) with respect to each item submitted for shareholder approval. Abstentions will be counted for purposes of determining the existence of a quorum. Abstentions will not be counted as voting in favor of or against the relevant item.
A broker who holds shares in “street name” has the authority to vote on certain items when it has not received instructions from the beneficial owner. Except for certain items for which brokers are prohibited from exercising their discretion, a broker is entitled to vote on matters presented to shareholders without instructions from the beneficial owner. “Broker shares” that are voted on at least one matter will be counted for purposes of determining the existence of a quorum for the transaction of business at the Annual Meeting. Where brokers do not have or do not exercise such discretion, the inability or failure to vote is referred to as a “broker non-vote.” Under the circumstances where the broker is not permitted to, or does not, exercise its discretion, assuming proper disclosure to the Company of such inability to vote, broker non-votes will not be counted as voting in favor of or against the particular matter. A broker is prohibited from voting on the election of directors, the advisory vote on executive compensation, and the proposed amendment to the Company's Articles of Incorporation to change the Company's name without instructions from the beneficial owner; therefore, there may be broker non-votes on Proposals 1, 3, and 4. A broker may vote on the ratification of the independent registered public accounting firm; therefore, no broker non-votes are expected to exist in connection with Proposal 2. Abstentions and broker non-votes will not count as votes cast and will have no effect on the outcome of Proposals 1, 2, or 3. Abstentions and broker non-votes will have the effect of votes against Proposal 4.
QUESTIONS AND ANSWERS ABOUT
THE ANNUAL MEETING AND THIS PROXY STATEMENT
Why did you send me this Proxy Statement?
We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors is soliciting your proxy vote at the Annual Meeting. This Proxy Statement summarizes information on the proposals to be considered at the Annual Meeting.
When is the Annual Meeting?
Thursday, June 11, 2015, at 9:00 a.m., Eastern Time
Where will the Annual Meeting be held?
At the Town Center Club, 222 Central Park Avenue, Suite 230, Virginia Beach, Virginia 23462
What items will be voted upon at the Annual Meeting?
You are voting on the following proposals:
1.    Election of Directors. To elect eleven directors, each for a one-year term.
2.    Ratification of Accountants. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015.
3.    Advisory Vote on Executive Compensation. To allow shareholders to endorse or not endorse the compensation of the Company’s named executive officers.

4.    Amendment to Articles of Incorporation to Change the Company's Name. To approve an amendment to the Company's Articles of Incorporation to change the Company's name to "Shore Financial Corporation".
How do I vote by proxy?
We offer multiple alternative methods of voting your proxy:

•	TELEPHONE VOTING: Available until 3:00 a.m. Eastern Time on June 11, 2015.

▪	On a touch-tone telephone, call TOLL FREE 1-800-652-8683, 24 hours a day, 7 days a week;

◦	In order to vote via telephone, have the voting form in hand, call the number above and follow the instructions; and

◦	Your vote will be confirmed and cast as you directed.

•	INTERNET VOTING: Available until 3:00 a.m. Eastern Time on June 11, 2015.

▪	Visit the Internet voting website at WWW.INVESTORVOTE.COM/HMPR;

◦	In order to vote online, have the voting form in hand, go to the website listed above and follow the instructions;

◦	Your vote will be confirmed and cast as you directed; and

◦	You will only incur your usual Internet charges.

•	VOTING BY MAIL: Using the attached proxy card and postage-paid envelope.

◦	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope;

◦	To be voted, mailed proxy cards must be received by 7:00 a.m. Eastern Time on June 11, 2015; and

◦	If you are voting by telephone or through the Internet, please do not return your proxy card.

•
IN PERSON: If you prefer to submit your proxy in person, you may attend the Annual Meeting scheduled on June 11, 2015 at 9:00 a.m. Eastern Time at the Town Center Club, 222 Central Park Avenue, Suite 230, Virginia Beach, Virginia 23462.

If you sign, date and return your proxy card before the Annual Meeting, your shares will be voted as you direct. You may vote “for” or “against” or you may abstain (or with respect to the election of directors, withhold) from voting on each proposal identified herein. If you return your signed proxy card but do not specify how you want to vote your shares, your shares will be voted “FOR” each action to be voted on at the Annual Meeting.
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost-effective and convenient methods of voting, which is available to you 24 hours a day, 7 days a week.
Shareholders who hold shares of our Common Stock through a bank, broker or other nominee (“street name” shareholders) should be provided with voting instruction cards by the institution that holds their shares. If you are a street name shareholder and have not received a voting instruction card from your bank, broker or other nominee, please contact the institution that holds your shares.
Street name shareholders may also be eligible to vote their shares over the Internet or by telephone by following the voting instructions provided by the bank, broker or other nominee that holds the shares, using either the Internet address or the toll-free telephone number provided on the voting instruction card (if the bank, broker or other nominee provides these voting methods). Otherwise, please complete, sign and date the voting instruction card and return it promptly.

How many votes are required?
Proposal One – Election of Directors. The election of any of the nominees to the Board of Directors will be approved if a quorum is present and if there is an affirmative vote of a plurality of the shares represented at the meeting. Brokers will not be able to vote your shares with respect to the election of directors if you have not provided them with voting instructions. Abstentions and broker non-votes will not be counted as either an affirmative vote or a negative vote regarding the election of directors, and therefore will have no legal effect on the election of directors.
Proposal Two – Ratification of Accountants. The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015 will be approved if a quorum is present and a majority of the votes cast at the meeting vote in favor of this proposal. Abstentions will not be counted as votes cast for purposes of determining whether the proposal has received sufficient votes for approval. As a “routine” matter, brokers may vote on the ratification of accountants and therefore there will be no broker non-votes.
Proposal Three – Advisory Vote on Executive Compensation. The compensation of the named executive officers under this proposal will be approved, on an advisory basis, if a quorum is present and a majority of the votes cast at the meeting vote in favor of this proposal. Neither abstentions nor broker non-votes will be counted as votes cast for purposes of determining whether the proposal has received sufficient votes for approval.
Proposal Four - Amendment to Articles of Incorporation to Change the Company's Name. The proposal to approve the proposed amendment to the Company's Articles of Incorporation to change the Company’s name will be approved if a quorum is present and it receives the affirmative vote of at least a majority of the votes entitled to be cast. If you do not vote your shares, or you abstain from voting on this item, it will have the same effect as a vote against this proposal. Broker non-votes also have the effect of votes against this proposal.
What is the effect of abstentions and broker non-votes?
The inspector will treat valid proxies marked “abstain” or proxies required to be treated as broker “non-votes” as present for purposes of determining whether there is a quorum at the Annual Meeting. A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner of the shares. Abstentions and broker non-votes will have no effect on the outcome of Proposals 1 or 3. Abstentions and broker non-votes will have the effect of a vote against Proposal 4. While abstentions have no effect on Proposal 2, brokers may vote on Proposal 2.
Brokers may vote on routine matters but do not have discretionary power to vote your shares on “non-routine” matters unless the broker receives appropriate instructions from you. The election of directors and the advisory vote on executive compensation are considered “non-routine” matters. Therefore, we strongly urge you to vote your shares.
What constitutes a “quorum” for the Annual Meeting?
We require the presence, whether in person or through the prior submission of a proxy, of the holders of Common Stock representing a majority of the shares outstanding and entitled to vote on the record date. A quorum is necessary to conduct business at the Annual Meeting. Because there were 170,697,216 shares of Common Stock issued and outstanding as of April 3, 2015, at least 85,348,608 shares must be present or represented by proxy at the Annual Meeting for a quorum to exist.
Who can vote?
You are entitled to vote your Common Stock if our records show that you held your shares as of the close of business on April 3, 2015, the record date for the Annual Meeting. On that date, there were 170,697,216 shares of

Common Stock outstanding and entitled to vote. The Common Stock is our only class of outstanding voting securities for purposes of the Annual Meeting.
Who pays for the solicitation of proxies?
This Proxy Statement is being furnished in connection with the solicitation of proxies by our Board of Directors. We will pay the cost of preparing, printing and mailing material in connection with this solicitation of proxies. In addition to being solicited through the mails, proxies may be solicited personally or by telephone, facsimile or email by our officers, directors or employees who will receive no additional compensation for such activities. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons. Such brokerage houses and other custodians, nominees and fiduciaries will be reimbursed for their reasonable expenses incurred in connection therewith.
Are there any dissenters’ rights or appraisal rights?
Under the Virginia Stock Corporation Act, the shareholders are not entitled to dissenters’ rights or appraisal rights with respect to any of the proposals.
What is the voting recommendation of the Board?
The Board of Directors recommends a vote “FOR” all of the Proposals1, 2, 3, and 4.
Where can I find the voting results?
We will publish the voting results of the Annual Meeting on a Current Report on Form 8-K within 4 business days after the date of the meeting. You will be able to find such Form 8-K at the Investor Relations section of our website at: http://www.snl.com/irweblinkx/docs.aspx?iid=4066242.

Whom should I contact if I have any questions?
If you have any questions before you vote, please contact Thomas B. Dix III, Executive Vice President, Chief Financial Officer, and Treasurer or Paul A. Driscoll, Senior Vice President, Secretary, and General Counsel at Hampton Roads Bankshares, Inc., 641 Lynnhaven Parkway, Virginia Beach, Virginia 23452 at (757) 217-1000.

PROPOSAL ONE:
ELECTION OF DIRECTORS
OF HAMPTON ROADS BANKSHARES, INC.
Nominees for Election
We currently have eleven directors on our Board. Each director is a nominee for election to a one-year term at the 2015 Annual Meeting.
Our Amended and Restated Articles of Incorporation provide that the Company will have no less than eight and no more than twenty-four members of the Board of Directors. Our Bylaws state that Directors will not be eligible for re-election following the attainment of the age of seventy-five, unless the Board of Directors, by a majority vote, elects to waive such retirement age. All nominees were nominated by the Corporate Governance and Nominating Committee and approved by the Board of Directors.
DIRECTORS AND DIRECTOR NOMINEES
The following biographical information discloses each director’s and director nominee’s age, business experience, and other directorships held during the past five years. It also includes the experiences, attributes, and skills that caused the nominating committee and the Board of Directors to determine that the individual should serve as a director for the Company and the year that each individual was first elected to the Board of Directors of the Company or previously to the Board of Directors of Bank of Hampton Roads, the predecessor to and now a wholly-owned subsidiary of the Company. Unless otherwise specified, each nominee has held his current position for at least five years.
The election of each nominee requires the affirmative vote of a plurality of the votes cast by the shares entitled to vote. Proxies received from Company shareholders will be voted for the election of such nominees unless marked to the contrary. A shareholder of the Company who desires to withhold voting of the proxy for all or one or more nominees may so indicate on his or her proxy. All of the nominees are current members of the Company’s Board of Directors. All of the nominees have consented to be named and have indicated their intent to serve if elected. If any nominee becomes unable to serve, an event which is not anticipated, the proxy will be voted for a substitute nominee to be designated by the Company’s Board of Directors, or the number of directors will be reduced.

Nominees for Election of Directors with Terms Expiring in 2016
James F. Burr, 49, Director since 2013
Mr. Burr has been a managing director in the Global Financial Services Group of The Carlyle Group (“Carlyle”) since July 2008. From 2006 to 2008, Mr. Burr served as Corporate Treasurer of Wachovia Bank, where he was responsible for activities relating to funding, investing, risk transference, balance sheet management, liquidity, and capital usage. Previously Mr. Burr had served in various other roles, including Assistant Treasurer, Controller of the Corporate and Investment Bank, Product Controller of Treasury/Balance Sheet Management and Structured Products, and Management Analyst, at Wachovia since he began there in 1992. Mr. Burr began his career at Ernst & Young, where he was a CPA focused on banking and computer audit issues. Mr. Burr was designated to the Company’s Board of Directors by an affiliate of Carlyle pursuant to the terms of the Investment Agreement between the Company and Carlyle and is being nominated to continue as a director in accordance with the requirements of that Investment Agreement. Mr. Burr also serves on the Board of Directors of Central Pacific Financial Corp. Mr. Burr has more than 20 years of banking and accounting experience, which gives him unique insight into the various regulatory and financial issues facing banking organizations. His experiences at Carlyle and Wachovia have earned him a respected reputation in the banking industry and the Company believes he would be an invaluable asset to the Company’s Board.

Patrick E. Corbin, 61, Director since 2009
Mr. Corbin is the Managing Shareholder of Corbin & Company, P.C. He has been a Certified Public Accountant since 1979. He is a member of professional organizations including the American Institute of Certified Public Accountants, the Virginia Society of Certified Public Accountants, and the Tidewater Chapter of the Virginia Society of Certified Public Accountants. He is a director and past chairman of the Chesapeake Alliance. He was designated as “Super CPA” by Virginia Business magazine in the fields of litigation support and business valuation for the years 2002-2012. Mr. Corbin brings significant experience to the Board in the fields of accounting and small business.
Henry P. Custis, Jr., 69, Director since 2008
Mr. Custis currently serves as Chairman Emeritus of the Company’s Board of Directors, a position he has held since May 2013. From 2010 until May 2013, Mr. Custis served as Chairman of the Company’s Board of Directors. Mr. Custis is a Partner at Custis, Dix, Lewis and Custis, a law firm in Accomac, Virginia. He has practiced law since 1970. He was Chairman of the Board of Shore Bank from 1997 until its merger with the Company on June 1, 2008. He has served on bank boards for over 40 years, and has been an investor for over 35 years. Mr. Custis’ familiarity with the Company and Shore Bank, and his extensive experience in bank governance, make him highly qualified to serve on the Company’s Board of Directors.
Douglas J. Glenn, 48, Director since 2006
Mr. Glenn is President and Chief Executive Officer of the Company and Chief Executive Officer of Bank of Hampton Roads. He was appointed Executive Vice President and General Counsel of the Company and Bank of Hampton Roads in 2007. He added the responsibilities of Chief Operating Officer of the Company in February 2009. He was named Interim President and Chief Executive Officer of the Company and Bank of Hampton Roads in August 2011 and became President and Chief Executive Officer in February 2012. Prior to joining the Company, Mr. Glenn practiced law from 1991 to 2007 at Pender & Coward, P.C. in Virginia Beach, Virginia. His law practice was focused primarily on small business clients and clients involved in various aspects of real estate. His knowledge of small business and real estate finance and legal issues are valuable attributes for the Company’s Board of Directors.
Robert B. Goldstein, 74, Director since 2010
Mr. Goldstein is a Founding Principal in CapGen Capital Advisers LLC (“CapGen”), a private equity fund that invests in banks and financial service companies. Mr. Goldstein was designated to the Company’s Board by an affiliate of CapGen pursuant to the terms of the Investment Agreement between the Company and CapGen and has been nominated as a director in accordance with the requirements of that Investment Agreement. His experience includes many years in commercial banks, savings and loan associations, and other financial institutions. Over the years, he has been CEO of numerous banks and thrift banks, ranging in size from small to large cap and located in various geographic areas, and on the boards of directors as both a management member as well as serving as an independent director. In addition to his role as a Founding Principal of CapGen, Mr. Goldstein serves on the board of FNB Corporation, Hermitage, PA; on the board of Jacksonville Bancorp, Jacksonville, FL; on the board of Seacoast Banking Corporation and Seacoast National Bank, Stuart, FL; and on the board of Palmetto Bancshares, Inc. and Palmetto Bank, Greenville, SC. Additionally, he is a member of the Executive Network of Glencoe Capital LLC, Chicago, IL. Mr. Goldstein draws from a team of highly experienced bankers who bring skills in diverse areas such as risk management, asset quality administration, audit, finance, and marketing.
Hal F. Goltz, 32, Director since 2010
Mr. Goltz was designated to the Company’s Board of Directors by an affiliate of Anchorage Capital Group (“Anchorage”) pursuant to the terms of the Investment Agreement between the Company and Anchorage and has been nominated to continue as a director in accordance with the requirements of that Investment Agreement. Mr. Goltz has been a Managing Director and Portfolio Manager at Anchorage since January 2015, was a Sector Head from January 2013 to January 2015, and was a Senior Analyst from October 2007 to January 2013. From June 2004 to June 2007,

he was an Event Driven Analyst at Citadel Investment Group. Mr. Goltz has significant experience in the financial services industry and experience with distressed financial institutions.
Charles M. Johnston, 59, Director since 2012
Mr. Johnston is Chairman of the Company’s Board of Directors, a position he has held since May 2013. Mr. Johnston served as Chief Financial Officer of Eastern Bank Corporation, a bank holding company headquartered in Boston, from 2003 until his retirement in March 2012. From 1996 until its sale to Citizens Financial Group in 2003, he was Chief Financial Officer of Commonwealth Bancorp, a bank holding company headquartered in Philadelphia. From 1994 to 1996, he was Chief Financial Officer of TFC Enterprises, an auto finance company headquartered in Norfolk, Virginia. Previously he served in Treasury, Financial Planning, and Investor Relations roles at Mellon Bank Corporation and Treasury, Accounting, and Internal Audit roles at United States Steel Corporation. As a former executive of numerous financial institutions, Mr. Johnston brings extensive experience and knowledge of the banking and financial services industry to the Company’s Board. His experience and qualifications in financial and risk management makes him highly qualified to serve on the Company’s Board.
William A. Paulette, 67, Director since 2009
Mr. Paulette was a director of Gateway Financial Holdings, Inc. (“Gateway”) at the time of its merger with the Company on December 31, 2008 and was a director of Bank of Richmond from 1998 to 2007. He has served on the board of Virginia Military Institute since 2003. He is founder, President, and CEO of KBS, Inc., a construction firm based in Richmond, Virginia. He is responsible for the general management of KBS including its financial success. Mr. Paulette brings to the Board substantial knowledge of the construction business and the Richmond market.
John S. Poelker, 72, Director since 2013
Mr. Poelker was appointed in August 2014 Chairman, President, and Chief Executive Officer of CertusBank, N.A. Prior to this appointment, Mr. Poelker had been the President of The Poelker Consultancy, Inc. since 2005. The Poelker Consultancy, Inc. provided a wide range of strategic and financial management advisory and consulting services to banks and financial services companies. Through his consultancy, Mr. Poelker has served in a number of senior executive officer roles on a temporary basis at various financial institutions, including: Interim President and CEO of CertusBank, N.A. from April 2014 to August 2014; Chief Financial Officer of State Bank Financial Corporation from August 2010 to October 2011; Chief Executive Officer of Beach First National Bank from February 2010 to April 2010; President and Chief Executive Officer of State Bank of Georgia from December 2009 to February 2010; and President and Chief Executive Officer of Georgian Bancorporation Inc. and Georgian Bank from July 2009 through September 2009. Previously, he had served as Executive Vice President and Chief Financial Officer of Old National Bancorp from 1998 to 2005. Mr. Poelker currently serves on the Board of Directors of First Banks, Inc. and Capmark Financial Group, Inc. He previously served on the Board of Directors of First Charter Corporation from 2006 until it was acquired by Fifth Third Bank in 2008. Mr. Poelker brings experience and knowledge of the banking and financial services industry through his consultancy and executive officer roles that will be significant attributes to the Board of Directors.
Billy G. Roughton, 70, Director since 2008
Mr. Roughton was a director of Gateway at the time of its merger with the Company on December 31, 2008. He has been President and CEO of BGR Development, a company that develops and manages both residential and commercial real estate, since 1974. Additionally, he has been Dealer Principal, President, and CEO of JEB Management Services, Inc., doing business as Alliance Nissan, which is a franchised automobile dealership, since 2009. Furthermore, Mr. Roughton is the Managing Partner of various companies involved in real estate development and project management for both residential and commercial real estate. He is directly involved in the management of these business ventures including, among other aspects, personnel management, financing, project cash flow, permit acquisition, operations, and overall viability and corporate stability. Mr. Roughton has substantial knowledge of the market for residential and commercial real estate and of participants in the market in the Outer Banks area of North Carolina.
W. Lewis Witt, 72, Director since 2001
Mr. Witt was Chairman of the Board of Coastal Virginia Bank from 1987 until it was merged with Bank of Hampton Roads in 1992. In addition to being a director of the Company since 2001, Mr. Witt was also a director of Bank of Hampton Roads from 1991 to 2010. He has been the Owner and President of Inner-view, Ltd., a utility contractor, since September 1976. Mr. Witt’s involvement with utility contracting acquaints him with a wide network of community officials and other contractors. He is knowledgeable regarding the South Hampton Roads real estate and development market and many of its participants.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE NOMINEES LISTED ABOVE.

NON-DIRECTOR EXECUTIVE OFFICERS
(INCLUDING NAMED EXECUTIVE OFFICERS)
The following sets forth the names, ages, and business experience for the past five years of the Company’s executive officers (including named executive officers pursuant to Item 402 of Regulation S-K (“Named Executive Officers”), other than the ones listed under “Directors” above.

•
Thomas B. Dix III, 36, is Executive Vice President, Chief Financial Officer, and Treasurer of the Company, Bank of Hampton Roads, and Shore Bank, positions he assumed in March 2013. Mr. Dix had served as Senior Vice President and Treasurer of the Company, Bank of Hampton Roads, and Shore Bank, from May 2011 to March 2013. Mr. Dix served as Corporate Secretary of the Company and Bank of Hampton Roads from October 2011 to March 2013. Previously, Mr. Dix served as Senior Vice President and Credit Risk Manager of the Company from January 2010 through April 2011, Senior Vice President and Chief Lending Officer of Shore Bank from September 2009 through December 2009, and Vice President, Commercial Banking for Bank of Hampton Roads from April 2009 to August 2009. Before joining Bank of Hampton Roads in April 2009, Mr. Dix held positions in credit, asset-based lending, branch management and commercial lending with Mercantile Peninsula Bank/PNC Bank and its predecessor institutions from 2001 to 2009.

•
Denise D. Hinkle, 47, is Executive Vice President, and Chief Human Resources Officer of the Company, positions she has held since April 2014. In her current role, she is responsible for providing leadership in the development and execution of human resource strategies such as talent management, succession planning, employee engagement and satisfaction, and organizational performance and development. Previously, she served as Director of Human Resources for the Company from June 2012 until March 2014, and Employee Services Manager from November 2010 to June 2012. Prior to joining the company, she held various human resource management positions with Amerigroup Corporation from October 2002 to May 2006.

•
Myra Maglalang-Langston, 38, is Senior Vice President, Controller, and Chief Accounting Officer of the Company; positions she has held since September 2013. Ms. Langston had previously served as Senior Vice President and Director of Internal Audit of the Company from December 2009 to September 2013. She also served as Vice President and Internal Audit Manager of the Company from September 2002 to December 2009.

•
John F. Marshall, Jr., 52, is Executive Vice President, and Chief Risk Officer of the Company, positions he has held since joining the Company in November 2014. He has over 27 years of banking experience, the majority of which has been in risk and credit management. Prior to joining the Company, Mr. Marshall was Chief Credit Officer of Evans Bank in Buffalo, NY, but spent his career primarily in North Carolina holding credit and risk management positions at Bank of America, First Charter Bank, and Wachovia Bank.

•
W. Thomas Mears, 49, is President and Chief Executive Officer of Shore Bank and President of Commercial Banking of Bank of Hampton Roads, positions he assumed in January 2011 and January 2012, respectively. Prior to joining the Company, he was Market President for Wilmington Trust Company from April 2010 to December 2010 and Regional President / Market Executive for PNC Bank and its predecessor institutions from 1989 to 2010.

•
Donna W. Richards, 51, is President of Bank of Hampton Roads, a position she assumed in August 2012. She previously served as the Company’s Retail Banking Executive, October 2010 until August 2012. Ms. Richards served as Market President from May 2006 to October 2010.

Family relationships
There are no family relationships between any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.

BENEFICIAL OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS, AND PRINCIPAL SHAREHOLDERS OF THE COMPANY

The following table sets forth for (1) each director and executive officer named in the Summary Compensation Table, (2) all directors and executive officers as a group, and (3) each beneficial owner of 5% or more of our Common Stock: (i) the number of shares of Common Stock beneficially owned on April 3, 2015, and (ii) such person’s or group’s percentage ownership of outstanding shares of Common Stock on such date. All of the Company’s directors and executive officers receive mail at the Company’s principal executive office at Attn: Douglas J. Glenn, President and Chief Executive Officer at Hampton Roads Bankshares, Inc., 641 Lynnhaven Parkway, Virginia Beach, Virginia 23452.
This table is based upon information supplied by officers, directors, and principal shareholders. Unless indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Name	Number of Shares Beneficially Owned		Percent of Outstanding Shares (1)
Certain Beneficial Owners:
CapGen Capital Group VI LP	51,024,981	(2)	29.89%
280 Park Avenue
40th Floor West, Suite 401
New York, NY 10017
Carlyle Financial Services Harbor, L.P.	42,398,583	(3)	24.84
c/o The Carlyle Group
1001 Pennsylvania Avenue, NW
Suite 220 South
Washington, DC 20004-2505
ACMO-HR, L.L.C.	42,398,583	(4)	24.84
c/o Anchorage Capital Group, L.L.C.
610 Broadway
6th Floor
New York, NY 10012
Directors:
Douglas J. Glenn	29,303	(5)	*
Charles M. Johnston	10,000	(6)	*
James F. Burr	0	(3)	*
Patrick E. Corbin	157,903	(7)	*
Henry P. Custis, Jr.	33,078	(8)	*
Robert B. Goldstein	51,042,838	(2)	29.90
Hal F. Goltz	0	(4)	*
William A. Paulette	34,551	(9)	*
John S. Poelker	0	(10)	*
Billy G. Roughton	74,762	(11)	*
W. Lewis Witt	61,788	(12)	*
Non-Director Named Executive Officers (not included in above):
W. Thomas Mears	5,592	(13)	*
Donna W. Richards	80,122	(14)	*
All Directors and Executive Officers, as a group (17 persons)	51,626,777		30.24%

(1)
Applicable percentages are based on 170,697,216 shares outstanding on April 3, 2015. Shares of Common Stock subject to warrants, options, or rights exercisable within 60 days of April 3, 2015 are deemed outstanding (without regard for limitations on exercise) for computing the percentage of the person holding such warrants, options, or rights but are not deemed outstanding for computing the percentage held by any other person. The table includes shares owned by spouses, other immediate family members, in trust, shares held in retirement accounts or funds for the benefit of the named individuals, shares held as restricted stock, and other forms of ownership over which shares the persons named in the table may possess voting and/or investment power. Percent of outstanding shares marked with an asterisk (*) represents less than 1% of total outstanding shares.

(2)
Mr. Eugene A. Ludwig is the managing member of CapGen Capital Group VI, LLC, which is the general partner of CapGen Capital Group VI LP. Robert B. Goldstein is a director of the Company and a founding Principal in CapGen Capital Group VI, LLC. As a principal member and member of the investment committee of CapGen Capital Group VI, LLC, the general partner of CapGen Capital Group VI LP, Mr. Goldstein may be deemed to be the indirect beneficial owner of such shares or shares underlying the warrants under Rule 16a-1(a)(2) promulgated under the Exchange Act. Pursuant to Rule 16a-1(a)(4) promulgated under the Exchange Act, Mr. Goldstein disclaims that he is the beneficial owner of such shares, to the extent of his pecuniary interest. Mr. Goldstein owns 17,857 shares personally, and the remainder of shares reflected in this table is the same shares attributable to CapGen Capital Group VI LP. The table does not include 70,137 restricted stock units awarded to Mr. Goldstein.

(3)
Carlyle Group Management L.L.C. is the general partner of The Carlyle Group L.P., which is a publicly traded entity listed on NASDAQ. The Carlyle Group L.P. is the sole member of Carlyle Holdings II GP L.L.C., which is the general partner of Carlyle Holdings II L.P., which is the general partner of TC Group Cayman Investment Holdings, L.P., which is the general partner of TC Group Cayman Investment Holdings Sub L.P., which is the sole shareholder of Carlyle Financial Services, Ltd., which is the general partner of TCG Financial Services, L.P., which is the general partner of Carlyle Financial Services Harbor, L.P. By virtue of these relationships, the aforementioned entities may be deemed to share beneficial ownership of the shares of Common Stock owned by Carlyle Financial Services Harbor, L.P. Each such entity expressly disclaims beneficial ownership of the shares of Common Stock owned by Carlyle Financial Services Harbor, L.P. except to the extent of its pecuniary interest herein. James F. Burr is a director of the Company and is a Managing Director of The Carlyle Group Financial Services Group.

(4)
All investment and voting decisions with respect to the shares of Common Stock held by ACMO-HR, L.L.C. are made by Anchorage Capital Group, L.L.C. (formerly named Anchorage Advisors, L.L.C.).  Because of their respective relationships with ACMO-HR, L.L.C. and each other, each of Anchorage Advisors Management, L.L.C., Anchorage Capital Group, L.L.C., Anchorage Capital Master Offshore, Ltd., ACMO-HR, L.L.C and Messrs. Anthony L. Davis and Kevin M. Ulrich may be deemed to share voting and disposition power with respect to the shares of Common Stock beneficially owned by ACMO-HR, L.L.C.  None of these persons or entities may be deemed to have sole voting and disposition power with respect to any shares of Common Stock beneficially owned by ACMO-HR, L.L.C. Hal F. Goltz is a director of the Company and is a Managing Director and Portfolio Manager with Anchorage.

(5)
Includes 1,000 shares owned jointly with Tiffany K. Glenn (wife), 498 shares in the Company’s 401(k) Profit Sharing Plan and Trust for Douglas J. Glenn, 186 shares held in the Company’s 401(k) Profit Sharing Plan and Trust for Tiffany K. Glenn , 71 shares held by Tiffany K. Glenn, 303 shares held in a Rabbi Trust for Tiffany K. Glenn, 18 shares held by Tiffany K. Glenn as custodian for Grayson Glenn (son), and 18 shares held by Tiffany K. Glenn as custodian for Bayler Glenn (daughter). The table does not include 642,384 restricted stock units awarded to Mr. Glenn.

(6)	The table does not include 252,280 restricted stock units awarded to Mr. Johnston.

(7)	Includes 8 shares owned by Brenda C. Corbin (wife), and 139,741 shares held in a revocable trust for Patrick E. Corbin. The table does not include 70,137 restricted stock units awarded to Mr. Corbin.

(8)
Includes 13,221 shares held in a revocable trust for Henry P. Custis, Jr., and 2,000 shares owned by Linda Custis (wife). The table does not include 70,137 restricted stock units awarded to Mr. Custis.

(9)	Includes 1,194 shares owned jointly with Carolyn E. Paulette (wife). The table does not include 70,137 restricted stock units awarded to Mr. Paulette.

(10)	The table does not include 38,783 restricted stock units awarded to Mr. Poelker.

(11)
Includes 15,420 shares jointly held with Mildred H. Roughton (wife), 3,518 shares held in an IRA for Billy G. Roughton, and 373 shares held in an IRA for Mildred H. Roughton. The table does not include 70,137 restricted stock units awarded to Mr. Roughton.

(12)
Includes 253 shares held in an IRA for W. Lewis Witt, 908 shares held in an IRA for Judith W. Witt (wife), 3,171 shares owned by Inner-View, Ltd., a company owned by W. Lewis Witt, 6,037 shares held in an IRA for W. Lewis Witt, 4,926 shares for

TOD Registration Account for W. Lewis Witt, 305 shares for TOD Registration Account for Judith W. Witt, and 2,317 shares owned jointly with Judith W. Witt. The table does not include 70,137 restricted stock units awarded to Mr. Witt.

(13)	Includes 4,716 shares held in the Company’s 401(k) Profit Sharing Plan and Trust for W. Thomas Mears. The table does not include 297,657 restricted stock units awarded to Mr. Mears.

(14)	The table does not include 246,693 restricted stock units awarded to Ms. Richards.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, executive officers, and persons who beneficially own more than 10% of the Company’s Common Stock to file initial reports of ownership and reports of changes in beneficial ownership with the SEC. Such persons are also required to furnish the Company with copies of all Section 16(a) forms they file.
Based solely on a review of the copies of such forms, the Company believes that all Section 16(a) filing requirements applicable to its directors, executive officers, and greater than 10% beneficial owners were complied with in 2014, except for the following: Billy G. Roughton failed to timely file a Form 5 to report one transaction, and W. Lewis Witt failed to timely file a Form 4 to report one transaction.
CORPORATE GOVERNANCE
Director Independence
The Board is comprised of a majority of independent directors as defined by the NASDAQ listing standards. The Board of Directors in its business judgment has determined that the following of its members are independent as defined under the NASDAQ Stock Market’s listing standards: James F. Burr, Patrick E. Corbin, Henry P. Custis, Jr., Robert B. Goldstein, Hal F. Goltz, Charles M. Johnston, William A. Paulette, John S. Poelker, and W. Lewis Witt. In reaching this conclusion, the Board of Directors considered that the Company and its subsidiaries provide services to, and otherwise conduct business with, certain members of the Board of Directors or members of their immediate families or companies with which members of the Board of Directors are affiliated. These transactions are discussed in greater detail in the “Certain Relationships and Related Transactions” section of this Proxy Statement.
Based on these standards, the Board of Directors determined that Billy G. Roughton was not independent because he owns one branch that the Company leases. These transactions are discussed in greater detail in the “Certain Relationships and Related Transactions” section of the Annual Report on Form 10-K. Except for Billy G. Roughton, none of our non-employee directors, their immediate family members, or employees, are engaged in such relationships with us.
The Board of Directors considered the following transactions between us and certain of our directors or their affiliates and determined that such transactions did not impair the director’s independence under the above standard:

•	Loans made by us and our subsidiaries to certain directors and their associates in the ordinary course of business.

•	Payments, which were under $200,000 and 5% of such company’s consolidated gross revenues, for the lease of property made to Accawmacke Associates, a business affiliated with Henry P. Custis, Jr.
Committees
The Company currently has separate Audit, Compensation, and Corporate Governance and Nominating Committees that are composed of directors who are each an “independent director” as that term is defined under the NASDAQ Stock Market’s listing standards and the requirements of the SEC.

Audit Committee
The Audit Committee consisted of Patrick E. Corbin, Charles M. Johnston, William A. Paulette, John S. Poelker, and W. Lewis Witt. The Board of Directors determined that all of these directors were “independent directors” as that term is defined under the NASDAQ Stock Market’s listing standards and the requirements of the SEC.
The Audit Committee and the Board of Directors has designated Patrick E. Corbin as the Audit Committee Financial Expert, as defined under the SEC’s rules. The Audit Committee’s charter appears on the Company’s website at: http://www.snl.com/irweblinkx/committeechart.aspx?iid=4066242.
The Audit Committee is responsible for the appointment, compensation, and oversight of the work of the independent registered public accounting firm of the Company. It also must pre-approve all audit and non-audit services provided by the independent registered public accounting firm. The Audit Committee acts as the intermediary between the Company and the independent registered public accounting firm and reviews the reports of the independent registered public accounting firm. The Audit Committee held five meetings in 2014. Refer to the “2014 Audit Committee Report” below.
2014 Audit Committee Report
The Audit Committee reviews the Company’s financial reporting process, including internal control over financial reporting, on behalf of the Board of Directors. As required by the Audit Charter, each Audit Committee member satisfies the independence and financial literacy requirements for serving on the Audit Committee, and at least one member has accounting or related financial management expertise, all as stated in the NASDAQ rules.
Management has the primary responsibility for the consolidated financial statements and the reporting process, including internal control over financial reporting. In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared using U.S. generally accepted accounting principles (“GAAP”). The Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm.
The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Public Company Accounting Oversight Board ("PCAOB") Auditing Standard No. 16, Communication with Audit Committees, as amended, including their judgment about the quality, not just the acceptability, of the Company’s accounting principles and underlying estimates in the Company’s consolidated financial statements; all critical accounting policies and practices to be used; all alternative treatments within U.S. GAAP for policies and practices related to material items that have been discussed with management of the Company; and other material written communications between the independent registered public accounting firm and the management of the Company, such as any management letter or schedule of unadjusted differences.
In addition, the Audit Committee has discussed with the independent registered public accounting firm its independence from the Company and its management, including the matters in the written disclosures required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence. The Audit Committee discussed with the Company’s internal and independent registered public accounting firm the overall scope and specific plans for their respective audits.
The Audit Committee meets with the internal auditors and independent registered public accounting firm to discuss the results of their audits, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The meetings also are designed to facilitate any private communications with the Audit Committee desired by the internal auditors or independent registered public accounting firm. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC.

Patrick E. Corbin
Charles M. Johnston
William A. Paulette
John S. Poelker
W. Lewis Witt

Compensation Committee
The Compensation Committee consisted of Patrick E. Corbin, Henry P. Custis, Jr., Robert B. Goldstein, Hal F. Goltz, Charles M. Johnston, and W. Lewis Witt, all of whom the Board of Directors determined were independent in 2014 under standards set by the NASDAQ Stock Market. This Compensation Committee held eight meetings in 2014.
The Compensation Committee reviews the compensation of all executive officers, determines the compensation package for the Chief Executive Officer, and administers the Company’s compensation programs. Refer to the sections of this Proxy Statement entitled “Executive Compensation” and “2014 Compensation Committee Report.” The charter of the Compensation Committee appears on the Company’s website at: http://www.snl.com/irweblinkx/committeechart.aspx?iid=4066242.
Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee consisted of Henry P. Custis, Jr., Robert B. Goldstein, Charles M. Johnston, and William A. Paulette, all of whom the Board of Directors has determined to be independent under standards set by the NASDAQ Stock Market. This Corporate Governance and Nominating Committee held one meeting in 2014.
The Nominating Committee does not have a written diversity policy; however, it does give consideration to potential candidates who would promote diversity on the Board with respect to professional background, experience, and expertise.
Qualification of Directors. In evaluating candidates for election to the Board, the Nominating Committee shall take into account the qualifications of the individual candidate as well as the composition of the Board of Directors as a whole. Among other things, the Nominating Committee considers the following:

•	the candidate’s ability to help the Board of Directors create shareholder wealth;

•	the candidate’s ability to represent the interests of the shareholders;

•	the business judgment and experience that is relevant to the business and acumen of the candidate;

•	the need of the Board of Directors to have certain skills and experience relevant to the business;

•
the candidate’s ability to fully participate in Board of Directors activities and fulfill the responsibilities of a director, including attendance at and active participation in, meetings of the Board of Directors or its committees;

•	other business and professional commitments of the candidate, including the number of other boards (public, private and charitable) on which the candidate serves; and

•	the financial sophistication, including the ability to qualify as “financially literate” under NASDAQ listing standards.
Under our Bylaws, shareholders may submit nominees for director. However, there have been no material changes to the procedures by which shareholders may submit such nominees since they were last reported by the Company. The charter of the Corporate Governance and Nominating Committee appears on the Company’s website at http://www.snl.com/irweblinkx/committeechart.aspx?iid=4066242.

Board’s Role in Risk Oversight
The Board of Directors, through its Risk Oversight Committee, is actively involved in overseeing the Company’s enterprise risk management program (“ERM program”). This committee meets regularly to review, discuss and update the Company’s risk appetite statement, key risk indicators and the Company’s identified top risks. The Risk Oversight Committee met four times during 2014. The Company’s ERM program includes conducting quarterly risk assessments both by department and also across business units to assess and measure cross enterprise risk in processes, procedures and products. All business units deemed critical by management (including Internal Audit) are included in the quarterly risk assessment process. The Company’s Risk Management Department reports its findings to and answers inquiries of the Risk Oversight Committee. The Chairman of the Risk Management Committee then shares this information with the full Board of Directors at its next meeting and responds to its direction.
In addition to the efforts of the Company’s Risk Management Department, the Company’s Internal Audit Department conducts an annual investigation and evaluation of enterprise risk, including the Risk Management Department. The Internal Audit Department reports its findings to and answers inquiries of the Audit Committee. The Chairman of the Audit Committee then shares this information with the full Board of Directors at its next meeting and responds to its directions. In addition to the Risk Oversight Committee and the Audit Committee, other committees of the Board of Directors consider risk within their areas of responsibility. In setting executive compensation, the Compensation Committee considers risks that may be implicated by our compensation programs and endeavors to set executive compensation that creates incentives to achieve long-term shareholder value without encouraging excessive risk taking to achieve short-term results. The Compensation Committee reports its findings with explanations to the full Board of Directors.
Leadership Structure
We have operated under a board leadership structure with separate roles for our Chairman of the Board and our Chief Executive Officer, although our governance documents do not require us to do so. Historically, our Chairman of the Board is responsible for presiding over the meetings of the Board of Directors and the annual meetings of shareholders, and our Chief Executive Officer is responsible for the general management of the business, financial affairs, and day-to-day operations of the Company. As our directors continue to have more oversight responsibility, we believe it is beneficial to have a Chairman whose focus is to lead the Board and facilitate communication among directors and management. Accordingly, we believe this structure is the best governance model for the Company and our shareholders.
Information About Shareholders
The Board of Directors has not established a written policy regarding communication with shareholders. A formal policy has not been adopted because directors have periodic contact with shareholders through business, personal, and community-based activities. Although not prescribed in a policy, shareholders may communicate with the Board of Directors through written communication addressed to the Company’s executive office at Attn: Douglas J. Glenn, President and Chief Executive Officer, Hampton Roads Bankshares, Inc., 641 Lynnhaven Parkway, Virginia Beach, Virginia 23452.
Board and Committee Meetings
The business of the Company is managed under the direction of the Board of Directors. The Board of Directors generally meets twice each quarter and held eight in-person meetings in 2014. During 2014 each director participated in at least 75% of all Board of Directors meetings and at least 75% of all meetings of committees on which he served. The Board of Directors does not have a policy regarding attendance at annual shareholders’ meetings. However, directors are encouraged to attend such meetings, and at the 2014 annual meeting of shareholders, held on June 12, 2014, three of the current eleven directors, Charles M. Johnston, Douglas J. Glenn, and W. Lewis Witt, were in attendance. All Board committee meetings are scheduled by the committee chairpersons as deemed necessary.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
During 2014 certain directors and executive officers of the Company, their affiliates, and members of their immediate families were customers of and had loan transactions with the Company in the normal course of business and are expected to continue to have customer relationships with the Company in the future. All outstanding loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons, and did not involve more than a normal risk of collectability or present other unfavorable features.
At December 31, 2014, loans to executive officers, directors, and principal shareholders of the Company, as well as to entities controlled by any of the foregoing ("related parties" or "related party group"), amounted to $31.3 million. During 2014, additional loans made to related parties amounted to $2.9 million. Due to changes in the composition of the related party group, loans to related parties declined by $33.3 million in 2014 compared to 2013.
Bank of Hampton Roads leased its Kitty Hawk, North Carolina branch from Billy G. Roughton, a director of the Company, and his wife for monthly payments of $19,342 during 2014. Total payments under the Kitty Hawk lease in 2015 are expected to be approximately 2.50% higher than in 2014, since the lease includes an annual 2.50% escalation. Kitty Hawk is a land lease that commenced in April 2006 for a term of twenty years, with three optional five-year renewals. The Roughtons’ interests in these transactions are equal to the monthly lease payments. In the opinion of management, the payments under these leases are as favorable to the Company as could have been made with unaffiliated parties.
EXECUTIVE COMPENSATION
Executive Compensation Summary
Particularly within this challenging environment for banking services and the depressed market for bank stocks, our Compensation Committee and management believe that shareholder value must drive executive compensation decisions. While our compensation philosophy has been to maintain a competitive compensation package to attract qualified executive officers, we have historically had a pay-for-performance program that bases compensation decisions on the financial performance of the Company. Our intent is to offer compensation packages that will attract and retain high quality personnel for our organization. We want to provide our employees with incentives that will align their interests with the long-term and short-term goals of the organization as a whole. Several components of our compensation packages include vesting periods and stock ownership that are designed to promote loyalty and longevity among employees. We wish to reward those employees who are excelling in their respective positions and, by so doing, enhance the future profitability of our Company.
On October 4, 2011, the Company’s shareholders approved the 2011 Omnibus Incentive Plan, which succeeds the Company’s 2006 Stock Incentive Plan and provides for the grant of up to 13,675,000 shares of our Common Stock as awards to employees of the Company and its related entities, members of the Board of Directors of the Company, and members of the board of directors of any of the Company’s related entities.
In 2012, the Company resumed its equity incentive program by granting restricted stock units to certain directors and employees. In 2013, the Company resumed its non-equity incentive arrangement, which provides cash bonuses based on the achievement of certain Company performance goals. In 2014, the Company also granted stock options to certain executive managers.
During 2014, our Compensation Committee focused on retaining and attracting key executives to assist in managing the financial challenges facing the Company. The Compensation Committee reviews the compensation, including salaries, bonuses, employee benefits, executive incentive plans, policies, practices, and programs, for the

Company’s executive officers. We evaluate the performance of the Company’s Chief Executive Officer and, with the assistance of the Chief Executive Officer, the performance of the other executive officers.
Changing Regulatory Environment
On June 21, 2010, the Federal Reserve, the OCC, the FDIC, and the Office of Thrift Supervision issued guidance on sound incentive compensation policies. The guidance includes three broad principles, which we have integrated into our overall compensation philosophy:

•	Incentive compensation arrangements should balance risk and financial results in a manner that does not encourage employees to expose their organizations to imprudent risks.

•	A banking organization’s risk-management processes and internal controls should reinforce and support the development and maintenance of balanced incentive compensation arrangements.

•	Banking organizations should have strong and effective corporate governance to help ensure sound compensation practices, including active and effective oversight by the board of directors.
Elements of Compensation
The challenge for management and the Compensation Committee has been to motivate, retain, and reward key performers for working harder and smarter than ever in a very difficult banking environment. With the exception of Douglas J. Glenn, the executive officers did not play a role in the compensation process during 2014. Mr. Glenn presented information regarding the other executive officers to the Compensation Committee for their consideration. Mr. Glenn was never present while the Compensation Committee deliberated on his compensation package.
Employment Agreements: The key elements of the employment agreements between the Company and the named executives Douglas J. Glenn, President & CEO of the Company, W. Thomas Mears, President of Shore Bank, and Donna W. Richards, President of Bank of Hampton Roads, are summarized below.
Douglas J. Glenn. On August 19, 2014, Mr. Glenn entered into a three-year employment agreement with the Company. Upon the third anniversary and each anniversary thereafter, the term of the employment agreement will be extended for an additional year, unless the company gives 90 days prior notice to the contrary. The employment agreement replaces and supersedes the terms of that certain employment agreement, dated February 13, 2012, between Mr. Glenn and the Company. Under the terms of the employment agreement, Mr. Glenn will receive an initial base salary of $550,000 and will be eligible for annual salary increases at the discretion of the compensation committee of the board of directors of the Company. Mr. Glenn also received a signing bonus during 2014 in the form of a lump sum cash payment of $100,000, will be eligible to participate in the long-term or short-term incentive plans of the Company, will be eligible to participate in all cash and non-cash employee benefit plans maintained by the Company, and will receive reimbursement for certain expenses.
Mr. Glenn also has a supplemental employment retirement agreement. The purpose of the agreement is to provide a retirement vehicle for Mr. Glenn that will reward his years of service to the Company. Under this agreement, Mr. Glenn is eligible to receive an annual benefit payable in 15 installments equal to 50% of his benefit computation base following the attainment of his plan retirement date in 2031. The benefit computation base is calculated on his average compensation including bonuses from us over the three highest compensation completed calendar years prior to the year during which the plan retirement date occurs. The maximum aggregate amount he shall be entitled to receive is the lesser of $600,000 or the amount he is otherwise entitled to under the supplemental employment retirement agreement.
The employment agreement may be terminated at any time by the Company for “Cause” as (defined in the employment agreement) and by Mr. Glenn upon 30 days prior written notice, or upon Mr. Glenn’s death or Disability (as defined in the employment agreement).

The employment agreement also provides for the termination of Mr. Glenn’s employment at any time by the Company for other than Cause and by Mr. Glenn for “Good Reason” (as defined in the employment agreement). Mr. Glenn will receive his base salary earned through the date of termination, any bonus or other short term incentive compensation earned, but not yet paid, for any prior year, any bonus or short term incentive compensation earned, but not yet paid, prorated based on the number of days in the year that proceed the date of termination, and any accrued by unused paid time off. Upon termination at any time by the Company for other than Cause and by Mr. Glenn for Good Reason, and provided that Mr. Glenn releases and waives his claims against the Company as provided in the employment agreement, Mr. Glenn will also be entitled to the following:
•if Mr. Glenn’s employment is terminated on or prior to May 31, 2016, a lump sum cash payment equal to 300% of the sum of (i) his current rate of annual base salary immediately preceding such termination, and (ii) the average of his last two year’s annual bonus (the sum of (i) and (ii), the “Severance Base Amount”); and
•if Mr. Glenn’s employment is terminated after May 31, 2016, a lump sum cash payment equal to 200% of his Severance Base Amount; and
•continued participation for Mr. Glenn and his covered dependents in the Company’s group health plan for a certain period of time following the date of termination of employment and payment by the Company of a portion of his COBRA premiums during such period.
If within one year following a Change in Control, Mr. Glenn’s employment is terminated without Cause or if he resigns for Good Reason, and provided that Mr. Glenn releases and waives his claims against the Company as provided in the employment agreement, Mr. Glenn will be entitled to receive a lump sum cash payment equal to 299% of his Severance Base Amount (subject to reduction to the extent that such payment constitutes an “excess parachute payment” under the Internal Revenue Code of 1986, as amended), and continued participation for Mr. Glenn and his covered dependents in the Company’s group health plan for a certain period of time following the date of termination of employment and payment by the Company of a portion of his COBRA premiums during such period.
W. Thomas Mears. On August 22, 2014, Mr. Mears entered into a one-year employment agreement with the Company. Upon the first anniversary and each anniversary thereafter, the term of the employment agreement will be extended for an additional year, unless the company gives 90 days prior notice to the contrary. Under the terms of the employment agreement, Mr. Mears will receive an initial base salary of $240,000 and will be eligible for annual salary increases at the discretion of the compensation committee of the board of directors of the Company. He is also eligible to participate in the long-term or short-term incentive plans of the Company, will be eligible to participate in all cash and non-cash employee benefit plans maintained by the Company, and will receive reimbursement for certain expenses.
The employment agreement may be terminated at any time by the Company for “Cause” as (defined in the employment agreement), by Mr. Mears upon 30 days prior written notice, or upon Mr. Mears' death or Disability (as defined in the employment agreement).
The employment agreement also provides for the termination of Mr. Mears' employment at any time by the Company for other than Cause and by Mr. Mears for “Good Reason” (as defined in the employment agreement). Mr. Mears will receive his base salary earned through the date of termination, any bonus or other short term incentive compensation earned, but not yet paid, for any prior year, any bonus or short term incentive compensation earned, but not yet paid, prorated based on the number of days in the year that proceed the date of termination, and any accrued by unused paid time off. Upon termination at any time by the Company for other than Cause and by Mr. Mears for Good Reason, and provided that Mr. Mears releases and waives his claims against the Company as provided in the employment agreement, Mr. Mears will also be entitled to the following:
•an amount equal to one times his current rate of annual salary,
•the amount equal to the average of his last two year's annual bonuses earned, and

•continued participation for Mr. Mears and his covered dependents in the Company’s group health plan for a certain period of time following the date of termination of employment and payment by the Company of a portion of his COBRA premiums during such period.
If within one year following a Change in Control (as defined in the employment agreement), Mr. Mears employment is terminated or if he resigns for Good Reason, Mr. Mears will be entitled to receive: i) a single lump sum amount equal to the sum of i) 200% of his current rate of annual base salary, and ii) the average of his last two year's annual bonuses earned (subject to reduction to the extent that such payment constitutes an “excess parachute payment” under the Internal Revenue Code of 1986, as amended), and the opportunity to continue to participate in the Company’s health and dental plans for a period of time following the termination of his employment with the Company continuing to pay its portion of such health and dental insurance premiums.
Donna W. Richards. Ms. Richards entered into a three-year employment agreement on May 22, 2013. Under the terms of the employment agreement, she will receive an initial base salary of $350,000 and will be eligible for annual salary increases at the discretion of the compensation committee of the board of directors of the Company. Additionally, in 2013, Ms. Richards was paid a one-time retention bonus totaling $100,000, of which $50,000 was paid in cash and $50,000 was awarded in restricted stock units. Ms. Richards is also eligible to participate in any of the Company’s long-term or short-term incentive plans, participate in all cash and non-cash employee benefit plans maintained by the Company for senior executive officers or employees generally, and will receive reimbursement for certain expenses.
The employment agreement may be terminated at any time by the Company for “Cause” as (defined in the employment agreement) and by Ms. Richards upon 30 days prior written notice, or upon Ms. Richards’ death.
The employment agreement also provides for the termination of Ms. Richards’ employment at any time by the Company for other than Cause and by Ms. Richards for “Good Reason” (as defined in the employment agreement). Ms. Richards will receive her base salary earned through the date of termination, and any accrued by unused paid time off. Upon termination at any time by the Company for other than Cause and by Ms. Richards for Good Reason, and provided that Ms. Richards releases and waives her claims against the Company, as provided in the employment agreement, Ms. Richards will be entitled to receive the following:
(i) an amount equal to 300% of her current rate of annual salary,
(ii) payment of any bonus or short term compensation earned but not yet paid for any year preceding the year of termination of employment,
(iii) payment of a pro-rated bonus or short term compensation earned but not yet paid for the year of termination of employment, and
(iv) the opportunity to continue to participate in the Company’s health and dental plans for the longer of one year or the remainder of the terms of the agreement, following the termination of her employment, with the Company continuing to pay its portion of such health and dental insurance premiums (clause (i) – (iv) collectively, the “Severance Amount”), provided, that Ms. Richard’s will be entitled to receive the benefit in clause (iv) even if she does not deliver a release and waiver of claims to the Company.
If within one year following a Change in Control (as defined in the employment agreement), Ms. Richards’ employment is terminated or if she resigns for Good Reason, and provided that Ms. Richards releases and waives her claims against the Company as provided in the employment agreement, Ms. Richards will be entitled to receive the Severance Amount (subject to reduction to the extent that such payment constitutes an “excess parachute payment” under the Internal Revenue Code of 1986, as amended).

Our compensation packages currently consist of the following elements:
Salary: We consider many factors in determining the salary component for each of the executive officers. Because one of our objectives is to attract and retain high quality personnel, we, historically, have conducted surveys of other financial institutions and reviewed data from a peer group within our region taking into account asset size and revenue base to ensure that we are comparing ourselves to similar organizations.
Salary for each executive officer is determined based on his or her individual and group responsibilities and achievements during the preceding year and such determination includes judgments based on performance evaluations, regulatory examination results, efficiency in performance of duties, and demonstrated leadership skills. Normally, decisions to increase or decrease compensation materially from the prior period are influenced by the amount of new responsibilities taken on by the executive officers and their contributions to the profitability of the Company.
Incentive Arrangement: In order to focus our executive officers’ attention on the profitability of the organization as a whole, we have historically paid cash incentives based upon our annual financial performance. The 2014 awards earned by the three named executives were based on the Company’s achievement of threshold and target amounts of consolidated net income for the 2014 fiscal year. If the maximum goals for these performance metrics were achieved, the maximum payout to Mr. Glenn, Mr. Mears, and Ms. Richards would have been 35%, 30%, and 30%, respectively, of their base salaries. Based on actual performance, they were awarded 62.6% of the possible payout under the incentive arrangements. Due to TARP-related compensation restrictions in place through April 14, 2014, Mr. Glenn's and Ms. Richards' 2014 awards were reduced by 28.2%.
2011 Omnibus Stock Incentive Plan: We strongly encourage our employees to own stock in the Company. We feel that stock ownership among employees fosters loyalty and longevity and is an excellent method for aligning employee interests with the long-term goals of the organization and our shareholders. To facilitate stock ownership, the compensation committee of the Board of Directors adopted the 2011 Omnibus Stock Incentive Plan (the “2011 Plan”), which was approved by our shareholders on October 4, 2011, and our shareholders approved an amendment to the 2011 Plan on June 25, 2012. The 2011 Plan provides for the grant of up to 13,675,000 shares of our Common Stock as awards to employees of the Company and its related entities, members of the Board of Directors of the Company, and members of the board of directors of any of the Company’s related entities. Awards may be made in the form of options, stock appreciation rights, stock awards, stock units, and incentive awards. Each type of award under the 2011 Plan, as amended, is subject to different requirements and the awards may be conditioned by the performance of the officers and their contribution to the performance of the Company. The 2011 Plan, as amended, provides that no person shall be granted stock options, or stock appreciation rights, for more than 7,750,000 shares of Common Stock or stock awards, or stock units of more than 3,875,000 shares of Common Stock during any calendar year. The 2011 Plan also provides that no person may be granted cash-denominated incentive awards in any calendar year with a maximum possible payout of more than $1.5 million.
During 2014 the Company issued restricted stock units under the 2011 Plan to its named executive officers in the following amounts: 572,247 units to Mr. Glenn, 252,374 units to Mr. Mears, and 155,780 units to Ms. Richards. The restricted stock units were issued subject to vesting ratably over a four year period, except for 61,728 units issued to Mr. Mears which vest over a two year period. Within thirty days of vesting, the Company will settle the restricted stock units by issuing one share of its Common Stock for each vested restricted stock unit. Mr. Glenn also received 25,287 restricted stock units in his capacity as director of the Company, which vests over a one-year period. In addition, the Company issued stock options to its named executive officers in the following amounts: 2,288,989 options to Mr. Glenn, 762,583 options to Mr. Mears, and 623,120 options to Ms. Richards. The stock options were issued subject to vesting ratably over a four year period, with expiration in August 2021.
Defined Contribution Plan: Any employee of the Company or The Bank of Hampton Roads, who is at least 21 years of age, and has at least three months of service, is eligible to participate in the VBA Defined Contribution Plan for Hampton Roads Bankshares, Inc. (the “Plan”). Additionally, any employee of Shore Bank who is at least 18 years old and has at least three months of service prior to April 1, 2011 is eligible to participate in the Plan. Participants may contribute up to 96% of their covered compensation, subject to statutory limitations, and the Company will make matching contributions of 100% of the first 3% of pay and 50% for the next 2% of pay that a participant contributes to the Plan. The Company may also make additional discretionary contributions to the Plan. Participants are fully vested in their contributions and the Company’s match immediately and become fully vested in the Company’s discretionary contributions after three years of service.
Risk Assessment
We reviewed our compensation programs and policies for all employees and determined that they do not encourage employees to expose the Company to imprudent risks and are not reasonably likely to have a material adverse effect on the Company. We believe our compensation programs are designed with the appropriate balance of risk and reward in relation to our Company’s overall business strategy.
2014 Compensation Committee Report
During 2014, the Compensation Committee reviewed the terms of each senior executive officer and employee compensation plan with the Company’s senior risk officer. The Compensation Committee reviewed all applicable senior executive officer contracts, including salary, annual incentives, and long-term incentives and performance measurements.
The purpose of the review was to identify any features of the compensation plans that could encourage the Company’s executive officers to take unnecessary and excessive risks or encourage the Company’s employees to manipulate reported earnings to enhance compensation. The Committee believes that the compensation plans do not encourage the senior executive officers to take unnecessary or excessive risks that threaten the value of the Company or encourage the manipulation of reported earnings.
The Compensation Committee certifies that it has reviewed the senior executive officer compensation plans with the senior risk officer and has made all reasonable efforts to ensure that these plans do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Company. The Compensation Committee further certifies that it has reviewed the employee compensation plans with the senior risk officer and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company. The Company has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.
Patrick E. Corbin
Henry P. Custis, Jr.
Robert B. Goldstein
Hal F. Goltz
Charles M. Johnston
W. Lewis Witt

Summary Compensation Table
The following table shows the compensation of our principal executive officer during 2014 and 2013, as well as our two most highly compensated executive officers (other than our principal executive officer) during the year.

								Change in
								Pension
								Value and
							(g)	Nonqualified
Name and					( c )		Non-Equity	Deferred
Principal					Stock		Incentive Plan	Compensation		All Other
Position	Year	Salary	Bonus		Awards		Compensation	Earnings		Compensation		Total
Douglas J. Glenn,	2014	$550,000	$100,000	(a)	$3,155,880	(d)	$86,492	$0		$53,989	(i)	$3,946,361
President and CEO	2013	550,000	—		44,000		—	431,241	(h)	47,200		1,072,441

W. Thomas Mears	2014	240,000	—		1,141,670	(e)	45,068	—		24,600	(j)	1,451,338
President, Shore Bank	2013	240,000	—		72,000		63,191	—		24,600		399,791

Donna W. Richards,	2014	350,000	—		847,132	(f)	47,178	—		11,139	(k)	1,255,449
President, Bank of Hampton Roads	2013	322,500	50,000	(b)	156,431		92,153	—		10,063		631,147

(a)	This amount represents the one-time $100,000 signing bonus paid in cash to Mr. Glenn during 2014 in connection with his employment agreement.

(b)	This amount represents the one-time $50,000 retention bonus paid in cash to Ms. Richards during 2013 in connection with her employment agreement.

(c)
The amounts in this column reflect the grant date fair value of restricted stock unit and stock option awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). The valuation assumptions used in determining these amounts are described in Note 15 of our consolidated financial statements filed with our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

(d)
This amount includes the grant date fair value of 572,247 restricted stock units and 2,288,989 stock options awarded in connection with Mr. Glenn’s service as President and Chief Executive Officer of the Company, and 25,287 restricted stock units awarded in connection with Mr. Glenn’s service on the Company’s Board of Directors.

(e)	This amount includes the grant date fair value of 252,374 restricted stock units and 762,583 stock options awarded in connection with Mr. Mears’ service as President of Shore Bank.

(f)	This amount includes the grant date fair value of 155,780 restricted stock units and 623,120 stock options awarded in connection with Ms. Richards' service as President of Bank of Hampton Roads.

(g)	The amounts in this column reflect amounts earned under the Company’s incentive arrangements.

(h)
This amount represents the change in the benefit obligation for Mr. Glenn’s Supplemental Retirement Agreement during 2013. We have funded the Supplemental Retirement Agreement with a life insurance policy which names the Company as beneficiary. This life insurance policy will reimburse the Company for all expenses related to the Supplemental Retirement Agreement including the policy premiums and the payments made to Mr. Glenn upon his retirement.

(i)	This amount includes $37,000 in Company board fees earned or paid in cash and $16,989 in 401(k) matching funds.

(j)	This amount includes $15,000 in Shore Bank board fees earned or paid in cash and $9,600 in 401(k) matching funds.

(k)	This amount includes $11,139 in 401(k) matching funds.

Outstanding Equity Awards at Year-End Table
The following table presents outstanding stock options and restricted stock units held by our named executive officers as of December 31, 2014. Each equity grant is shown separately for each named executive officer.

	Option Awards					Stock Awards
	Number of	Number of						Market
	Securities	Securities				Number of		Value of
	Underlying	Underlying				Shares or		Shares or
	Unexercised	Unexercised		Option	Option	Units of Stock		Units of Stock
	Options	Options		Exercise	Expiration	That Have		That Have
Name	Exercisable (#)	Unexercisable (#)		Price	Date	Not Vested (#)		Not Vested ($)
Douglas J. Glenn						25,287	(c)	$44,000
President and CEO						143,062	(d)	230,330
						143,062	(h)	230,330
						143,062	(i)	230,330
						143,061	(j)	230,328
	80			$300.00	12/31/16
	400			$300.00	12/31/16
	573	227	(a)	$306.25	11/01/17
		572,248	(d)	$1.61	08/20/21
		572,247	(h)	$1.61	08/20/21
		572,247	(i)	$1.61	08/20/21
		572,247	(j)	$1.61	08/20/21

W. Thomas Mears						45,283	(e)	72,000
President, Shore Bank						61,728	(f)	104,938
						47,662	(d)	76,736
						47,662	(h)	76,736
						47,662	(i)	76,736
						47,660	(j)	76,733
		190,646	(d)	$1.61	08/20/21
		190,646	(h)	$1.61	08/20/21
		190,646	(i)	$1.61	08/20/21
		190,645	(j)	$1.61	08/20/21

Donna W. Richards						12,438	(b)	17,164
President, Bank of Hampton Roads						38,945	(d)	62,701
						66,037	(e)	104,999
						12,438	(g)	17,164
						38,945	(h)	62,701
						38,945	(i)	62,701
						38,945	(j)	62,701
		155,780	(d)	$1.61	08/20/21
		155,780	(h)	$1.61	08/20/21
		155,780	(i)	$1.61	08/20/21
		155,780	(j)	$1.61	08/20/21

(a)	80 options vest annually each November 1.

(b)	The restricted stock units will vest on June 26, 2015.

(c)	The restricted stock units will vest on June 27, 2015.

(d)	The restricted stock units and stock options will vest on August 22, 2015.

(e)	The restricted stock units will vest on December 13, 2015.

(f)	The restricted stock units will vest on January 24, 2016.

(g)	The restricted stock units will vest on June 26, 2016.

(h)	The restricted stock units and stock options will vest on August 22, 2016.

(i)	The restricted stock units and stock options will vest on August 22, 2017.

(j)	The restricted stock units and stock options will vest on August 22, 2018.
Director Compensation Table
The following table shows compensation paid to non-employee directors of the Company during 2014.

	(1)		(2)
	Fees Earned or		Stock
Name	Paid in Cash ($)		Awards ($)	Total ($)
Charles M. Johnston	$228,750	(3)	$44,000	$272,750
James F. Burr	0	(4)	0	0
Patrick E. Corbin	25,501		44,000	69,501
Henry P. Custis, Jr.	39,000	(5)	44,000	83,000
Robert B. Goldstein	5,150	(6)	44,000	49,150
Hal F. Goltz	0	(7)	0	0
William A. Paulette	25,000		44,000	69,000
John S. Poelker	22,667		44,000	66,667
Billy G. Roughton	24,000		44,000	68,000
W. Lewis Witt	27,000		44,000	71,000

(1)	This column represents fees earned or paid in cash from the Company and, in the case of Mr. Custis, Shore for serving on the respective Board.

(2)
The amounts in this column reflect the grant date fair value of restricted stock unit and stock option awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). The valuation assumptions used in determining these amounts are described in Note 15 of our consolidated financial statements filed with our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

(3)	As Chairman, Mr. Johnston receives an annual cash retainer of $200,000.

(4)
Mr. Burr does not receive fees or any stock awards in his capacity as a director of the Company, pursuant to The Carlyle Group’s policies. All director fees earned by Mr. Burr were paid to The Carlyle Group.

(5)	Chairman Emeritus of the Board. Mr. Custis also receives $15,000 in fees for his service on the board of Shore.

(6)
Mr. Goldstein receives 20% of fees and 100% of restricted stock unit awards earned in his capacity as director of the Company, and the remaining 80% of cash fees were paid to CapGen Capital Advisers LLC.

(7)
Mr. Goltz does not receive fees or any stock awards in his capacity as a director of the Company, pursuant to Anchorage Capital Group LLC's policies. Anchorage does not receive any director fees earned by Mr. Goltz.

The Board of Directors adopted a director compensation program pursuant to which each director receives an annual cash retainer of $22,000 and an annual grant of restricted stock units with a one-year vesting period and a value equal to $44,000 or two times the annual cash retainer. In addition, during 2014 each director of the Company received $500 per committee meeting attended ($250 if attended by teleconference). Certain of the Company’s directors also serve as directors of Shore Bank. Each director of Shore Bank receives an annual retainer of $15,000 regardless of whether he attends meetings.

PROPOSAL TWO:
RATIFICATION OF ACCOUNTANTS
General
The Audit Committee has recommended and the Board of Directors has ratified the selection of KPMG LLP (“KPMG”) as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2015, and the Board of Directors desires that such appointment be ratified by our shareholders at the Annual Meeting. KPMG audited our consolidated financial statements for the years ended December 31, 2014, 2013, 2012, 2011 and 2010. Representatives of KPMG will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.
Although ratification is not required by our by-laws or otherwise, we are submitting this proposal as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent auditor. Even if the selection is ratified, the Audit Committee may select a different independent auditor at any time during the year if it determines that this would be in the best interests of the Company and our shareholders.
A majority of the votes cast by holders of the Company’s Common Stock is required for the ratification of the appointment of the independent auditors.
Fees of Independent Registered Public Accounting Firm
Amounts paid to KPMG for work performed in 2014 and 2013 appear below:

	KPMG
	2014		2013
Audit fees	$505,588	(1)	$522,115
Audit-related fees	16,000	(2)	15,500
Tax fees	166,960	(3)	164,014

(1)	Fees for financial statement audit, including audit of internal control over financial reporting and interim reviews, and reviews of registration statements, consents, and comfort letter.

(2)	Fees for audit of 401(k) plan.

(3)	Fees tax compliance and consulting services.
As stated in the Audit Committee charter, the Audit Committee must pre-approve all audit and non-audit services provided by the firm of independent auditors. During 2014, the Audit Committee pre-approved 100% of services provided by KPMG. The Audit Committee has considered the provisions of these services by KPMG and has determined that the services are compatible with maintaining KPMG’s independence.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF KPMG.

PROPOSAL THREE:
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with Item 402 of the Securities and Exchange Commission's Regulation S-K, including the compensation tables and narrative discussion. At the 2014 Annual Meeting, the Company's shareholders voted in preference of an annual frequency for this "say-on-pay" vote, and the Company has elected to follow such advisory vote. Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:
"RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED."
The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this Proxy Statement. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee of the Board. To the extent there is any significant vote against our named executive officer compensation as disclosed in this Proxy Statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of shareholders. The next advisory vote to approve our executive compensation will occur at the 2016 annual meeting of shareholders.
The Company believes that its executive compensation is competitive, is focused on pay for performance principles, is strongly aligned with the long-term interests of our shareholders and is necessary to attract and retain experienced, highly qualified executives critical to the Company’s long-term success and the enhancement of shareholder value.
The compensation of the named executive officers under this proposal will be approved, on an advisory basis, if a quorum is present and a majority of the votes cast at the meeting vote in favor of this proposal. Neither abstentions nor broker non-votes will be counted as votes cast for purposes of determining whether the proposal has received sufficient votes for approval.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL FOUR:
AMENDMENT TO THE AMENDED AND RESTATED
ARTICLES OF INCORPORATION TO CHANGE THE
COMPANY’S NAME TO "SHORE FINANCIAL CORPORATION"

On April 15, 2015, the Board adopted a resolution approving, and recommending that the Company’s shareholders approve, an amendment to Article I of the Company’s Amended and Restated Articles of Incorporation (the “Articles”) to change the Company’s name from “Hampton Roads Bankshares, Inc.” to “Shore Financial Corporation”.
Specifically, the Company’s shareholders are being asked to approve an amendment to the Articles to delete from Article I the words “Hampton Roads Bankshares, Inc.” and substitute in lieu thereof the words “Shore Financial Corporation.”
If this proposal is approved by the Company’s shareholders at the Annual Meeting, the name change will be implemented, if at all, in the discretion of the Board. As such, notwithstanding approval of the foregoing amendment by the Company’s shareholders, the Board retains the right, without further shareholder action, to decide not to pursue the amendment to the Articles at any time prior to such amendment becoming effective. If the Board determines to implement the name change, and subject to any required regulatory approvals, the amendment to the Articles will become effective upon the Company’s delivery of an articles of amendment reflecting the name change to the Virginia State Corporation Commission (the “SCC”) and the SCC’s issuance of a certificate of amendment.
Reasons for the Name Change
The Company believes that the name change to “Shore Financial Corporation” is appropriate as an expression of the Company’s geographic footprint and also emblematic of its culture and its legacy roots in the communities it serves. The Company also intends to seek regulatory approval to merge its subsidiaries, Bank of Hampton Roads and Shore Bank, into a single bank that will do business under the name Shore Bank.
Ticker Symbol Change
We have reserved the ticker symbol “SHBK” on the NASDAQ Stock Market. If this proposal is approved by shareholders, we intend to request that the ticker symbol under which our Common Stock is listed and traded be changed from “HMPR” to “SHBK” or another symbol selected by us. We expect the ticker symbol change to become effective, if at all, on or about the same time as effectiveness of the amendment to our Articles to effect the name change.
Effects of the Name Change
If the Company changes its name, the voting and other rights that accompany the Company’s Common Stock will remain unchanged. The name change will not affect the validity or transferability of any currently outstanding stock certificates nor will it be necessary for shareholders with certificated shares to surrender or exchange any stock certificates they currently hold as a result of the name change. Uncertificated shares currently held in direct registration accounts and any new stock certificates that are issued after the name change becomes effective will bear the name Shore Financial Corporation.
If this proposal is not approved by the shareholders, the name change will not be made and the Company’s name and ticker symbol will remain unchanged.
Vote Required and Board Recommendation
Assuming a quorum is present at the meeting, the proposal to approve the proposed amendment to the Articles to change the Company’s name will be approved if it receives the affirmative vote of at least a majority of the votes entitled to be cast. If you do not vote your shares, or you abstain from voting on this item, it will have the same effect as a vote against this proposal. Broker non-votes also have the effect of votes against this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE ARTICLES TO CHANGE THE COMPANY’S NAME.

OTHER MATTERS
The Board of Directors does not know of any matters that will be presented for action at the Annual Meeting other than those described above or matters incident to the conduct of the Annual Meeting. If, however, any other matters not presently known to management should come before the Annual Meeting, it is intended that the shares represented by a shareholder’s proxy will be voted on such matters in accordance with the discretion of the holders of such proxy.
SHAREHOLDER PROPOSALS
The next Annual Meeting of Shareholders will be held by the Company on or about June 9, 2016. Any shareholder who wishes to submit a proposal for consideration at that meeting, and who wishes to have such proposal included in the Company’s Proxy Statement, must comply with SEC Rule 14a-8 and must submit the proposal in writing no later than January 2, 2016. All such proposals and notifications should be sent to Attn: Paul A. Driscoll, Secretary at Hampton Roads Bankshares, Inc., 641 Lynnhaven Parkway, Virginia Beach, Virginia 23452.
The Company’s Bylaws also prescribe the procedure that a shareholder must follow to nominate directors for election. Such nominations require written notice delivered to the Secretary of the Company at our principal executive office not later than (i) 45 days before the date on which we first mailed proxy materials for the prior year’s annual meeting of shareholders or (ii) in the case of special meetings, at the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. However, under our Bylaws if the date for the annual meeting has changed more than 30 days from the prior year, then the notice must be received at a reasonable time before the Company mails its proxy materials. The written notice must provide certain information and representations regarding both the nominee and the shareholder making the nomination and a written consent of the nominee to be named in a Proxy Statement as a nominee and to serve as a director if elected. Any shareholder may obtain a copy of the Bylaws, without charge, upon written request to the Chief Executive Officer of the Company. Based upon an anticipated mailing date of May 1, 2015 for this Proxy Statement, the Company must receive proper notice of any such shareholder nomination no later than March 17, 2016.
GENERAL
Upon written request, we will provide shareholders with a copy of our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC, without charge. Please direct written requests for a copy of the Form 10-K to: Attn: Paul A. Driscoll, Secretary, Hampton Roads Bankshares, Inc., 641 Lynnhaven Parkway, Virginia Beach, Virginia 23452.
BY ORDER OF THE BOARD OF DIRECTORS OF THE COMPANY
/s/ Paul A. Driscoll
Paul A. Driscoll
Secretary of the Board
Virginia Beach, Virginia
May 1, 2015